April 17, 2019

Gregory Gould
Chief Financial Officer
New Age Beverages Corporation
1700 E. 68th Avenue
Denver, CO, 80229

       Re: New Age Beverages Corporation
           Registration Statement on Form S-3
           Filed April 5, 2019
           File No. 333-230755

Dear Mr. Gould:

       This is to advise you that we have not reviewed and will not review your registration statement.

        Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

       Please contact Jonathan Burr at 202-551-5833 with any questions.



                                                            Sincerely,

                                                            Division of
Corporation Finance
                                                            Office of
Beverages, Apparel and
                                                            Mining